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                                                                       EXHIBIT 2

                               MAXWORLDWIDE, INC.

                             STOCKHOLDERS AGREEMENT

                  STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of July 10, 2002, by and among the stockholders of MaxWorldwide, Inc., a Delaware corporation (the "Company"), identified on the signature pages hereto (collectively, the "Stockholders").

                  WHEREAS, as part of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 29, 2002 (the "Merger Agreement"), by and among the Company, DoubleClick Inc., a Delaware corporation ("DoubleClick"), and certain other parties, the Company is issuing to DoubleClick the Securities (as such term is defined in the Merger Agreement);

                  WHEREAS, the Stockholders desire to enter into this Agreement for the purpose of governing certain aspects of the Stockholders' relationships with each other; and

                  WHEREAS, it is in the best interests of the Stockholders that such aspects of their relationships be so governed.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound the parties hereto hereby agree as follows:

                  Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

                  (a) "Affiliate" of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Common Stock" means the common stock, par value $0.001 per share, of the Company.

                  (c) "DoubleClick Designee" has the meaning set forth in
Section 2.




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                  (d) "own," "hold" or "held" (and words of similar import), with respect to any shares of Voting Stock, means either held of record or beneficially owned within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended.

                  (e) "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

                  (f) "Stockholder" means each Stockholder and, as the context requires, their respective transferees to the extent that they are required to be bound by the terms and provisions hereof and/or to the extent that they have succeeded to the transferor's rights hereunder pursuant to the terms and provisions hereof.

                  (g) "Voting Stock" shall mean shares of Common Stock and any other class of securities of the Company having the power to elect directors to the Company's Board of Directors and any other general voting power (and shall include any shares of Voting Stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of Voting Stock).

                  (h) "Voting Stock Equivalents" means any right, warrant, option or security of the Company which is exercisable or exchangeable for or convertible into, or represents the right to otherwise acquire, directly or indirectly, Voting Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event. Each Voting Stock Equivalent shall count as a number of shares of Voting Stock equal to the number of shares of Common Stock into which such Voting Stock Equivalent is then convertible, exchangeable or exercisable.




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                  Section 2. Election of Directors. During the term of this
Agreement, the Stockholders hereby agree to vote all of the Voting Stock held by them as of the date hereof or acquired by them in the future in favor of the slate of directors proposed by the Company at any annual or special meeting of the stockholders of the Company (or in any action by written consent), which slate of directors shall (x) consist of not more than nine (9) designees and (y) include one designee of DoubleClick (the "DoubleClick Designee") (and, upon the resignation, removal or death of such designee, such other individual as is designated by DoubleClick as the director which DoubleClick is entitled to designate pursuant to the terms hereof). All of the persons so selected shall serve as members of the Board of Directors until the next election of the members of the Board of Directors.

                  Section 3. Effectiveness of Agreement; Termination. Without affecting any other provision or parties to this Agreement, this Agreement shall terminate and the rights and obligations of the parties hereto shall have no force or effect upon such time as the Voting Stock held by DoubleClick represents less than 5% of the total Voting Stock.

                  Section 4. Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of each of the parties hereto. This Agreement cannot be changed, modified, discharged or terminated by oral agreement.

                  Section 5. No Inconsistent Agreement. No Stockholder shall enter into any agreement with respect to the Voting Stock or Voting Stock Equivalents beneficially owned or held of record by it which is inconsistent with this Agreement or otherwise conflicts with the provisions hereof.

                  Section 6. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered, sent by nationally-recognized overnight courier, mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

                  (a) If to DoubleClick:

                               DoubleClick Inc.
                               450 West 33rd Street
                               New York, NY  10001
                               Attention:  Elizabeth Wang
                               Facsimile No.:  (212) 287-7765




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                           with a copy to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                               New York, NY 10036-6522
                               Attention:  Thomas H. Kennedy, Esq.
                               Facsimile No.:  (212) 735-2000


         or       (b)  if to any other Stockholder, to the address(es) set forth on the counterpart signature pages of this Agreement signed by such Stockholders; or at such other address as a Stockholder each may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, on the next Business Day (as defined in the Merger Agreement) if dispatched by overnight courier, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

                  Section 7. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each party hereto, whether so expressed or not; provided, however that this Agreement shall not be binding upon non-Affiliate transferees of Voting Stock in bona-fide sale transactions.

                  Section 8. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile) and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts signed by all of the other parties hereto.

                  Section 9. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  Section 10. Governing Law. The internal laws, and not the laws of conflicts, of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.





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                  Section 11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                  Section 12. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  Section 13. Specific Performance. Each party hereto, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to seek specific performance of its rights under this Agreement. Each party hereto hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

                  Section 14. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6 shall be deemed effective service of process on such party.

                  Section 15. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO





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TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS
AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 16. Aggregation of Stock. All Voting Stock or Voting Stock Equivalents held by or acquired by any Affiliates will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                            [Execution Page Follows]




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                  IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first written above.


                                                     DOUBLECLICK INC.


By: /s/ William Apfelbaum                        By: /s/ William Mills
   -------------------------                        ------------------------
   Name:  William Apfelbaum                         Name: William Mills
          c/o L90, Inc.                             Title: Vice-President
          4499 Glencoe Way                                 Corporate Development
          Marina Del Rey, California 90262